Exhibit 10.7

TaskUs, Inc.

AMENDED AND RESTATED PHANTOM STOCK PLAN

(previously the TaskUs Holdings, Inc. Phantom Stock Plan)

ADOPTED BY THE BOARD: October 1, 2018

EFFECTIVE DATE: October 1, 2018

1. PURPOSE. In order to attract and retain key employees, directors and consultants who are and will be providing services to TaskUs, Inc., a Delaware corporation (the “Company”), the Company desires to establish this Amended and Restated Phantom Stock Plan (the “Plan”), under which participants will have the opportunity to receive cash or stock bonuses upon a Change in Control (as defined herein). This Plan amends and restates in its entirety, effective as of the Effective Date set forth above, the TaskUs Holdings, Inc. Phantom Stock Plan (the “Predecessor Plan”) and shall govern the terms of all Phantom Shares that remain outstanding following the Effective Date.

2. DEFINITIONS.

(a) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Applicable Preferences” means, in the event the Company issues preferred stock in the future, the preferential return (if any) of capital and return on investment to the holders of such preferred stock.

(c) “Base Value” means, with respect to each Phantom Share granted hereunder, the Base Value (which may be zero) set for such Phantom Share in the applicable Phantom Share Agreement.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, with respect to any specified Participant, such Participant’s (i) conviction of a felony or any crime involving moral turpitude or dishonesty; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) gross misconduct.

(f) “Change in Control” means the first to occur of any of the following events that is also a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as these events are defined in Treas. Reg. § 1.409A-3(i)(5), or as these definitions may later be modified by other regulatory pronouncements): (i) a dissolution or liquidation of the Company; (ii) a merger, reverse merger (including, without limitation, a reverse merger where the Company is the surviving entity), consolidation or similar transaction involving (directly or indirectly) the Company where, immediately after the consummation of such merger, consolidation or similar transaction the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing fifty percent (50%) or more of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) fifty percent (50%) or more of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; (iii) a sale of all or substantially all the assets of the Company other than a sale of all or substantially all of the assets of the Company to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale; (iv) any other capital reorganization in which fifty percent (50%) or more of the outstanding voting securities of the Company are exchanged; or (v) any Stock Sale. Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include (x) a transaction the primary purpose of which is to raise capital for the Company, or (y) a transaction effected to change the type of entity or jurisdiction of organization of the Company.

(g) “Closing” means, (i) in the case of a Change in Control, the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control, and (ii) in the case of an IPO, the date at which the Common Stock is first made available for public purchase pursuant to the IPO. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means the common stock of the Company.

(j) “Contingent Consideration” means the sum of any cash and the Fair Market Value of any securities or other property (after the payment of transaction fees and expenses, including, without limitation, payments to investment bankers and attorneys and net of any debt or other liabilities payable or otherwise assumed and deducted from the proceeds to the Company and the Securityholders in connection with a Change in Control) that would be, but for the existence of the Plan, received by the Company or the Securityholders in respect of equity securities of the Company in connection with a Change in Control after the Closing, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board, in its sole discretion, will determine whether Continuous Service is interrupted in the case of any leave of absence approved by the Board, including sick leave, military leave or any other personal leave.

(l) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), capital stock of the Company, including options and warrants.

(m) “Fair Market Value” will be the value determined by the Board as of the applicable date in its sole discretion in accordance with Section 409A of the Code to the extent applicable, and such determination will be final and binding.

(n) “Initial Consideration” means the sum of any cash and the Fair Market Value of any securities or other property to be received by the Company or the Securityholders in respect of equity securities of the Company upon the Closing of the Change in Control (net of any cash received pursuant to the payment of any stock option or warrant exercise price in connection with the Change in Control) after the payment of transaction fees and expenses (including, without limitation, payments to investment bankers and attorneys and net of any debt or other liabilities payable or otherwise assumed and deducted from the proceeds to the Company and the Securityholders in connection with a Change in Control) that would be, but for the existence of the Plan, legally available for payment or distribution to the Company and the Securityholders at the Closing. Initial Consideration does not include any Contingent Consideration.

(o) “IPO” means the Company’s first underwritten public offering of its Common Stock registered under the Securities Act.

(p) “IPO Price” means the initial offering price for the Common Stock in the IPO, as provided in the underwriting agreement in connection with the IPO.

(q) “Liquidity Event” means either a Change in Control or an IPO.

(r) “Liquidity Event Deadline” means a date contained in a Participant’s Phantom Share Award Agreement, upon which a Phantom Share expires and terminates prior to settlement.

(s) “Partial Sale” means a Change in Control that occurs prior to an IPO in which a Person, or a group of related Persons, acquires less than one hundred percent (100%) of the combined outstanding voting power of the Company, directly and indirectly (other than transactions the primary purpose of which is to raise capital for the Company).

(t) “Participant” means a person to whom a Phantom Share is granted under the Plan, and who has signed and returned a valid Phantom Share Agreement to the Company by the deadline, if any, indicated in such Phantom Share Agreement.

(u) “Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

(v) “Phantom Share” means a right to a cash or stock payment as calculated pursuant to either Section 8 or Section 9 of the Plan. Phantom Shares have no participation in dividends or other nonliquidating distributions paid to stockholders of the Company. A Phantom Share does not represent actual equity in the Company.

(w) “Phantom Share Agreement” means an agreement evidencing the terms of a Phantom Share granted under the Plan.

(x) “Plan Expiration Date” means the date on which the Plan terminates pursuant to Section 17.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Securityholders” means holders of capital stock and any Derivative Securities of the Company, as applicable.

(aa) “Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares of capital stock representing more than fifty percent (50%) of the combined outstanding voting power of the Company.

(bb) “Total Consideration” means the sum of the Initial Consideration and the Contingent Consideration.

(cc) “Vested Common Equivalent” means, as of or immediately prior to the Closing of any Change in Control, the aggregate number of Vested Phantom Shares that are outstanding under the Plan, plus the aggregate number of shares of vested capital stock of the Company (including any vested Derivative Securities) entitled to participate in residual distributions or payments to stockholders after satisfaction of Applicable Preferences.

(dd) “Vested Phantom Share” means a Phantom Share which has vested pursuant to the vesting requirements of a Participant’s Phantom Share Agreement.

3. ADMINISTRATION OF THE PLAN.

(a) The Board will administer the Plan.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine (A) who will be granted Phantom Shares; (B) the number of Phantom Shares granted to each such person; (C) the time or times when Phantom Shares are to be granted; (D) the provisions of each Phantom Share (which need not be identical), including the conditions subject to which Phantom Shares may vest; and (E) the Base Value of each Phantom Share.

(ii) To construe and interpret the Plan and Phantom Shares granted under the Plan, and to establish, amend and revoke rules and regulations for administration of the Plan and Phantom Shares. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Phantom Share Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or a Phantom Share fully effective.

(iii) To settle all controversies regarding the Plan and Phantom Shares granted under it.

(iv) To accelerate, in whole or in part, the time at which a Phantom Share may vest.

(v) To suspend or terminate the Plan at any time or to amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Phantom Shares granted under the Plan exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law, and except as provided in Section 13 relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of Phantom Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Phantom Shares under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially extends the term of the Plan, or (E) materially expands the types of awards available for issuance under the Plan. Except as provided in the Plan or a Phantom Share Agreement, no suspension, termination, or amendment of the Plan will impair a Participant’s rights under an outstanding Phantom Share unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing. Notwithstanding the foregoing, a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. In addition, notwithstanding the foregoing, and subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Phantom Shares without the affected Participant’s consent to clarify the manner of exemption from, or to bring the Phantom Shares into compliance with, Section 409A of the Code, or to comply with any other applicable laws.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or any of the Phantom Shares.

4. ELIGIBILITY. The Board will designate the current and former employees, directors and consultants of the Company who are eligible to participate in the Plan. A Participant may be granted more than one Phantom Share under the Plan.

5. PHANTOM SHARES RESERVED FOR GRANT. Subject to Section 13 relating to Capitalization Adjustments, the aggregate number of Phantom Shares that may be issued under the Plan is 828,652. The number of Phantom Shares may not be increased absent approval by the Board and any required stockholder approval. Phantom Shares will be diluted if the Company issues additional shares of capital stock or Derivative Securities, subject to adjustment as provided by Section 13. The total number of Phantom Shares reserved for grant may be decreased in the Board’s discretion. If any Phantom Share were for any reason to be forfeited prior to the Expiration Date, such forfeited Phantom Share will revert to and again become available for grant under the Plan.

6. TERMS OF PHANTOM SHARES.

(a) Awards under the Plan will be in the form of Phantom Shares, which will entitle the holder to receive a payment from the Company in respect of Vested Phantom Shares at the times and under the conditions determined pursuant to either Section 8 or Section 9 below on the first Liquidity Event to occur in full settlement of all Phantom Shares then held by a Participant (unless otherwise determined by the Board in connection with a Partial Sale). Notwithstanding any provision to the contrary in the Plan, a Participant will not earn or be entitled to any portion of the payments provided under the Plan until the Closing of the applicable Liquidity Event.

(b) Each Phantom Share Agreement will specify the vesting terms of the Phantom Shares granted thereby and the conditions, if any, under which such vesting may be accelerated. No Phantom Share will vest following the expiration of its specified term. Notwithstanding anything herein to the contrary, the Board will have the power, in its sole discretion, to accelerate the time of vesting for any Participant. Vesting under this Plan is independent of payout.

7. FORFEITURE. Unvested Phantom Shares will be forfeited immediately without consideration or further payments due upon the earliest to occur of (a) a Liquidity Event (unless otherwise determined by the Board in connection with a Partial Sale), (b) the date of termination of the applicable Participant’s Continuous Service, and (c) the Liquidity Event Deadline contained in the Phantom Share Agreement. For purposes of the foregoing sentence, unvested Phantom Shares do not include Phantom Shares which vested upon a Liquidity Event. Vested Phantom Shares will remain outstanding until the expiration of the period provided in the applicable Phantom Share Agreement.

8. SETTLEMENT ON AN IPO.

(a) Amount of Payment. The payment due, if any, to a Participant with respect to each Vested Phantom Share held by a Participant upon an IPO (including Phantom Shares that vest as a result of the IPO, if any) that occurs prior to a Change in Control will be equal to the product of (i) the IPO Price minus (y) the Base Value, if any.

(b) Timing of Payment. A Participant will be paid in settlement of his or her Vested Phantom Shares on the 30th day following the Closing of the IPO.

(c) Form of Payment. Payments made in settlement of Vested Phantom Shares if the first Liquidity Event is an IPO will be in cash.

9. SETTLEMENT ON A CHANGE IN CONTROL.

(a) Amount of Payment. The payment due, if any, to a Participant in full settlement of each Vested Phantom Share held by a Participant upon a Change in Control (including Phantom Shares that vest as a result of the Change in Control, if any) that occurs prior to an IPO will be equal to the product of the following formula:

((Total Consideration – Applicable Preferences) / Vested Common Equivalents) – Base Value,

determined with respect to the date of such Change in Control. Notwithstanding the foregoing, all applicable income and employment taxes will be deducted from any payment hereunder. A Participant is not entitled to receive any payment with respect to unvested Phantom Shares. A Participant is not entitled to share in dividends or other nonliquidiating distributions paid to stockholders of the Company.

(b) Timing of Payment.

(i) A Participant will be paid in settlement of his or her Vested Phantom Shares on the 30th day following the Closing, except as set forth in Section 9(b)(ii) below.

(ii) To the extent the Total Consideration includes any Contingent Consideration, the portion of the payment in respect of Vested Phantom Shares that may be earned and payable in respect of such amounts of Contingent Consideration will be subject to the same conditions (including but not limited to any subsequent closing, escrow arrangement, indemnity obligation, or earn-out) (the “Conditions”) on payment imposed on all other Securityholders and the Company with respect to their rights to the Contingent Consideration to the same extent the Conditions are imposed on the Contingent Consideration (i.e., on a pro-rata basis) (such portion of payment in respect of the Vested Phantom Shares subject to the Conditions, the “Unvested Consideration”). The Unvested Consideration will be paid as, if and when the Contingent Consideration is paid to the Securityholders and the Company, but in no event later than thirty (30) days following the date on which the applicable Condition is satisfied.

(iii) To the extent that a Condition, when applied to payment in respect of the Vested Phantom Shares, would not either (x) constitute a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)), or (y) be reasonably likely to be payable in compliance with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A), or (z) otherwise be payable in compliance with or under an exemption from Section 409A of the Code, the Board in its discretion may provide that either (i) Participant will not be paid the Unvested Consideration related to such Condition, or (ii) Participant will be paid the Unvested Consideration related to such condition, subject to reduction determined by the Board in its sole and absolute discretion as a result of the existence of the Condition (that is, the present value of the payment in respect of Vested Phantom Shares that may be earned upon satisfaction of the Condition, taking into account both the time value of money and risk associated with the payment), in a lump sum on the thirtieth (30th) day following the effective date of the Change in Control.

(c) Treatment on Partial Sale. In the event of a Partial Sale, a Participant will be paid an amount in settlement of all of his or her Phantom Shares equal to the amount that would be payable pursuant to Section 9(a) multiplied by a percentage, with the percentage equal to a percentage selected by the Board in its sole discretion, but no less than the lesser of (x) the percentage of Vested Phantom Shares relative to all Phantom Shares held by such Participant and (y) the percentage of combined outstanding voting power of the Company transferred by shareholders in the transaction giving rise to the Partial Sale. The payment shall otherwise be upon the same terms and subject to the same conditions, as holders of shares of Common Stock. Following such payment, all remaining Phantom Shares shall be automatically canceled unless otherwise determined by the Board.

(d) Form of Payment.

(i) Unless otherwise determined by the Board prior to the Closing, payments made in settlement of Vested Phantom Shares if the first Liquidity Event is a Change in Control will be in the same forms and in the same proportions as the Total Consideration is paid by the acquirer to the Securityholders or the Company (as applicable). Notwithstanding anything to the contrary contained herein or in any Phantom Share Agreement, if the Board determines that the form of payment with respect to a Phantom Share will be equity of either the Company, its successor, or another entity, no such equity will be issued to any Participant unless such equity is then registered under the Securities Act or, if such equity is not then so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.

(ii) In addition to any other restrictions imposed on the payments to be made pursuant to the Plan, any securities that are issued to the Participants under the Plan will be subject to the same or similar restrictions as imposed by the acquiring company on the securities distributed to the Securityholders or the Company (as applicable) as part of the Total Consideration on the terms set forth in the agreement pursuant to which the Change in Control occurs.

10. RELEASE. As a further condition to earning Phantom Shares and receiving a payment in settlement of the Phantom Shares pursuant to the terms of the Plan, a Participant must execute and allow to become effective a general release of claims in a form satisfactory to the Company within thirty (30) days after the Closing. If any Participant refuses to execute such release and allow it to become effective within such time period, then such Participant will not be eligible to earn a payment in respect of Vested Phantom Shares and such Participant’s Phantom Shares will be forfeited.

11. WITHHOLDING OF COMPENSATION. The Company or the acquirer in a Change in Control will withhold from any payments under the Plan and from any other amounts payable to a Participant by the Company or such acquirer any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of the Phantom Shares. Without limiting the foregoing, the Company or such acquirer may, in its sole discretion, satisfy the tax withholding obligations by withholding from any securities otherwise issuable to a Participant pursuant to the Plan a number of whole shares of such issuable capital stock having a Fair Market Value as of the date of payment, not in excess of the minimum amount of tax required to be withheld by law. The Company or such acquirer may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Plan.

12. SECTION 409A. The Plan and each award of Phantom Shares is intended to comply, to the greatest extent possible, with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Plan or an award of Phantom Shares fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, then the Plan and all awards of Phantom Shares hereunder shall be interpreted to the greatest extent possible as consistent, with Treasury Regulation Sections 1.409A-3(i)(1)(i) in connection with settlement of Phantom Shares on an IPO, and 1.409A-3(i)(5)(iv)(A) in connection with settlement of Phantom Shares on a Change in Control. Each installment of Phantom Shares that vests is intended to constitute a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

13. ADJUSTMENT UPON CHANGES IN CAPITAL STRUCTURE. If any change is made in the capital structure of the Company without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, incorporation, change in state or organization, distribution (whether in property or cash), equity split, reverse equity split, liquidating distribution, combination of shares, exchange of shares, change in form of organization or structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) (a “Capitalization Adjustment”), then the Plan and the outstanding awards thereunder will be appropriately and proportionately adjusted. Such adjustments will be made by the Board, the determination of which will be final, binding and conclusive.

14. NO GUARANTEE OF EMPLOYMENT. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment or service upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

15. NO EQUITY INTEREST; STATUS AS CREDITOR. Neither the Plan nor the allocation of Phantom Shares hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. The Phantom Shares do not constitute “securities” of the Company. A Participant’s sole right under the Plan will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

16. NO ASSIGNMENT OR TRANSFER BY PARTICIPANT. A Phantom Share may not be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void. During the lifetime of a Participant, payout pursuant to Vested Phantom Shares will be made only to such Participant or his or her legal guardian. A Participant may, by delivery written notice to the Company in a form satisfactory to the Board, designate a third party who, in the event of the death of the Participant, will be entitled to receive a payment (if any) due the Participant hereunder.

17. TERMINATION OF THE PLAN. The Plan will automatically terminate on the date when all Phantom Shares have been paid or forfeited following the Closing of the first Liquidity Event (not including a Partial Sale). Upon payment with respect to a Phantom Share following the Closing, such Phantom Share shall immediately terminate and no subsequent transaction will be deemed a Liquidity Event with respect to such Phantom Share.

18. EFFECTIVE DATE. The Plan will become effective on the later of (i) the date the Plan is first approved by the Company’s stockholders, and (ii) the date the Plan is adopted by the Board.

19. UNFUNDED OBLIGATION. The benefits provided under the Plan will be unfunded. All amounts payable, if any, under the Plan to Participants will be paid from the general assets of the Company. Nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants.

20. GOVERNING LAW. The rights and obligations of a Participant under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to its or any other jurisdiction’s conflicts of laws principles.

21. NOTICE. Any notice required to be given hereunder by the Company will be considered given and received by the addressee on the date the Company mails such notice by common carrier to such addressee.

22. ASSUMPTION BY ACQUIROR. The Company’s obligations to make payments in respect of the Vested Phantom Shares to Participants hereunder will be deemed to have been appropriately satisfied if the acquiring or surviving corporation in a Change in Control assumes such obligations and makes payments in respect of the Vested Phantom Shares as provided hereunder.

23. SEVERABILITY. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

24. ENTIRE AGREEMENT. The Plan and the executed Phantom Share Agreements set forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participants with respect to the subject matter hereof.